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                                                                    Exhibit 99.1


                                                                    NEWS RELEASE
                       =========================================================

FOR IMMEDIATE RELEASE                       CONTACT:  Bob Lougee  (508) 870-6771
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Tuesday, May 14, 2002


                ARCH'S PLAN OF REORGANIZATION CONFIRMED BY COURT

          COMPANY TO EMERGE FROM CHAPTER 11 REORGANIZATION IN LATE MAY


Westborough, MA (May 14, 2002) --- Arch Wireless, Inc. (OTCBB: ARCHQ), one of the leading two-way wireless messaging and mobile information providers in the United States, today announced that its First Amended Joint Plan of Reorganization ("Joint Plan") has been confirmed by the United States Bankruptcy Court, District of Massachusetts, Western Division, clearing the way for Arch's exit from Chapter 11. The Joint Plan is expected to become effective at the end of May.

Arch Wireless, Inc. and its wholly owned subsidiaries filed Chapter 11 petitions on December 6, 2001.

"We are pleased to receive the court's confirmation of our of Joint Plan of Reorganization, a consensual plan that was approved by the majority of Arch's secured and unsecured creditors," said C. Edward Baker, Jr., chairman and chief executive officer. "We look forward to successfully completing our financial reorganization and emerging from Chapter 11 proceedings by the end of May." Baker added: "We are poised to exit bankruptcy as a financially healthier company and with an appropriate capital structure. We believe this new financial foundation affords us the opportunity to pursue growth opportunities in the promising market for two-way wireless messaging and wireless mobile data as well as enhances our ability to provide traditional paging services."

Arch said the Joint Plan implements the terms of its previously announced restructuring agreement with a majority of the company's secured creditors and reduces Arch's long-term debt to approximately $300 million. Under terms of the Joint Plan, Arch Wireless, Inc. ("AWI") will issue shares of new common stock and Arch Wireless Holdings, Inc. ("AWHI"), the operating subsidiary of AWI, will issue $200 million principal amount of 10% Senior Subordinated Secured Notes due 2007 and $100 million principal amount of 12% Subordinated Secured Compounding Notes due 2009 in full satisfaction, release, discharge and cancellation of all existing debt obligations and equity securities of Arch and its subsidiaries.


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All shares of existing AWI common stock (OTCBB: ARCHQ) and preferred stock, and all options and other rights to acquire AWI securities, outstanding on the effective date will be canceled. Common and preferred stockholders will receive no distribution under the terms of the Joint Plan.

AWI expects to issue approximately 20 million shares of new common stock under the Joint Plan. Upon the effective date of the Joint Plan, the new common stock will have a new CUSIP number (039392-60-0) and a new trading symbol (AWIN). The CUSIP number of AWHI's 10% Senior Subordinated Secured Notes due 2007 will be 039392-AA-3 and the CUSIP number of AWHI's 12% Subordinated Secured Compounding Notes due 2009 will be 039392-AB-1.

Baker said Arch's nationwide business operations have continued to operate as normal throughout the reorganization process. "Nonetheless," he added, "we are most grateful to our customers and suppliers for their support and understanding during this period. We believe the loyalty of our customers is a testament to the quality of our sales and services operations as well as the inherent advantages of our robust wireless networks, and we expect to continue high-quality customer service going forward." Baker also acknowledged the commitment of the company's 4,800 employees during the financial reorganization. "Arch's team members exhibited extraordinary dedication and patience during the restructuring process and we thank them for their efforts."

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading two-way wireless messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services to business and retail customers nationwide, including paging, wireless e-mail and messaging and mobile data solutions for the enterprise. Arch provides wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean principally through its nationwide sales force, as well as through resellers, retailers and other strategic partners. Additional information on Arch Wireless is available on the Internet at WWW.ARCH.COM.

Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding the anticipated date of effectiveness of Arch's plan of reorganization, the anticipated benefits of the plan of reorganization and growth opportunities in the two-way wireless messaging and wireless mobile data markets, and the enhancement of the company's ability to provide traditional paging services, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch's actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, risks associated with possible delay of the effective date of the plan of reorganization or the possible failure to realize the anticipated benefits of the reorganization, as well as other risks described from time to time in Arch's periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.

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